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                                     November 17, 1995


CS First Boston Mortgage
  Securities Corp.
55 East 52nd Street
New York, New York 10055

        Re: Conduit Mortgage and Manufactured Housing Pass-Through Certificates

Ladies and Gentlemen:

     We have acted as your counsel in connection with the proposed issuance of Conduit Mortgage and Manufactured Housing Pass-Through Certificates (the "Certificates") pursuant to the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement covers Conduit Mortgage and Manufactured Housing Pass-Through Certificates ("Certificates") to be sold by CS First Boston Mortgage Securities Corp. (the "Company") in one or more series (each, a "Series") of Certificates. Each Series of Certificates will be issued under a pooling and servicing agreement ("Pooling and Servicing Agreement") between the Company and a servicer and a trustee to be identified in the Prospectus Supplement for such Series of Certificates. Forms of Pooling and Servicing Agreements are included as exhibits to the Registration Statement. Capitalized terms used and not otherwise defined herein have the respective meanings given them in the Registration Statement.


     In rendering the opinion set forth below, we have examined and relied on the following: (1) the Registration Statement and the Prospectus and the forms of Prospectus Supplement included therein; (2) the forms of the Pooling and Servicing Agreement included as exhibits to the Registration Statement; and
(3) such other documents, materials, and authorities as we have deemed necessary in order to enable us to render our opinion set forth below.












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CS First Boston                                   November 17, 1995
Mortgage Securities Corp.




     As your counsel, we have advised you with respect to certain federal income tax aspects of the proposed issuance of the Certificates of each Series. Such advice has formed the basis for the description of material federal income tax consequences for holders of the Certificates that appears under the heading "Certain Federal Income Tax Consequences" in the Prospectus Supplement and "Certain Federal Income Tax Consequences" in the Prospectus. Such descriptions do not purport to discuss all possible federal income tax ramifications of the proposed issuance of the Certificates, but, with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate in all material respects.

     This opinion is based on the facts and circumstances set forth in the Prospectus and the forms of Prospectus Supplement and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to a particular Series of Certificates as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof. As the Registration Statement contemplates Series of Certificates with numerous different characteristics, the particular characteristics of each Series of Certificates must be considered in determining the applicability of this opinion to a particular Series of Certificates.


     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to our firm under the heading "Certain Federal Income Tax Consequences" in the Prospectus and "Certain Federal Income Tax Consequences" in the Prospectus Supplement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.


                                              Very truly yours,



                                              CADWALADER, WICKERSHAM & TAFT